Exhibit 4.3

EXECUTION VERSION

EQT CORPORATION

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Trustee

FOURTEENTH SUPPLEMENTAL INDENTURE

Dated as of October 4, 2022

to

INDENTURE

Dated as of March 18, 2008

5.678% Senior Notes due 2025

TABLE OF CONTENTS

Page

ARTICLE 1.

DEFINITIONS
Section 1.1	Definition of Terms	2

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.1	Designation and Principal Amount	4
Section 2.2	Maturity	4
Section 2.3	Further Issues	4
Section 2.4	Form of Payment	4
Section 2.5	Global Securities	4
Section 2.6	Interest	5
Section 2.7	Reserved	5
Section 2.8	Authorized Denominations	5
Section 2.9	Redemption	5
Section 2.10	Limitation on Liens	5
Section 2.11	Limitation on Sale and Leaseback Transactions	7
Section 2.12	Merger, Consolidation and Sale of Assets	8
Section 2.13	Events of Default	8
Section 2.14	Appointment of Agents	10
Section 2.15	Defeasance upon Deposit of Moneys or U.S. Government Obligations	10

ARTICLE 3.

FORM OF NOTES

Section 3.1	Form of Senior Notes	10

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1	Original Issue of Senior Notes	10

ARTICLE 5.

MISCELLANEOUS

Section 5.1	Ratification of Indenture	10
Section 5.2	Trustee Not Responsible for Recitals	10
Section 5.3	Governing Law	11
Section 5.4	Separability	11
Section 5.5	Counterparts	11

Exhibit A – Form of Senior Notes	A-1

i

FOURTEENTH SUPPLEMENTAL INDENTURE, dated as of October 4, 2022 (this “Fourteenth Supplemental Indenture”), between EQT Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company, as successor, and the Trustee executed and delivered the indenture, dated as of March 18, 2008 (the “Base Indenture”, as supplemented by a Second Supplemental Indenture, dated as of June 30, 2008, and by this Fourteenth Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “5.678% Senior Notes due 2025” (the “Senior Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Fourteenth Supplemental Indenture;

WHEREAS, the Board of Directors of the Company or the Special Financing Transactions Committee of the Board of Directors of the Company, as applicable, pursuant to resolutions duly adopted on September 6, 2022, September 13, 2022 and September 20, 2022, has duly authorized the issuance of the Senior Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Fourteenth Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourteenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fourteenth Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, have been performed, and the execution and delivery of this Fourteenth Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Senior Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1            Definition of Terms. Unless the context otherwise requires:

(a)           each term defined in the Base Indenture has the same meaning when used in this Fourteenth Supplemental Indenture;

(b)           the singular includes the plural and vice versa;

(c)           headings are for convenience of reference only and do not affect interpretation; and

(d)           a reference to a Section or Article is to a Section or Article of this Fourteenth Supplemental Indenture unless otherwise indicated.

(e)           The following terms have the meanings given to them in this Section 1.1(e):

(i)           “Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

(ii)          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(iii)         “Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom (x) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (y) all current liabilities except for current maturities of long-term debt, current maturities of capitalized lease obligations, indebtedness for borrowed money having a maturity of less than 12 months from the date of the most recent audited consolidated balance sheet of the Company, but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower and deferred income taxes which are classified as current liabilities, all as of the end of the most recently completed quarterly accounting period of the Company for which financial information is available prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

(iv)         “Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of June 28, 2022, and effective on or about the date of this Fourteenth Supplemental Indenture, by and among the Company, as borrower, and the commercial lending institutions and other parties that are agents and lenders thereunder, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time with one or more credit facilities or term loans of the Company or its Subsidiaries.

(v)          “Debt” means indebtedness for borrowed money.

(vi)         “DTC” shall have the meaning assigned to it in Section 2.5.

(vii)        “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

(viii)       “Event of Default” shall have the meaning assigned to it in Section 2.13.

(ix)         “Incurrence Time” shall have the meaning assigned to it in Section 2.10(b).

(x)           “Lien” means any mortgage, pledge, security interest or lien.

(xi)          “Person” means, except as otherwise provided, any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(xii)         “Principal Property” means any manufacturing plant or production, transportation or marketing facility or other similar facility located within the United States (other than its territories and possessions) and owned by, or leased to, the Company or any Restricted Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than 1.5% of Consolidated Net Tangible Assets as of the date on which such facility is acquired or a leasehold interest therein is acquired.

(xiii)       “Restricted Subsidiary” means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States (other than its territories and possessions) which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or the Company, own or be a lessee of a Principal Property.

(xiv)        “Sale and Leaseback Transaction” shall have the meaning assigned to it in Section 2.11.

(xv)         “Subsidiary” means, with respect to the Company, a corporation of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of its directors is owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

(xvi)       “Voting Stock” of any person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.1            Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “5.678% Senior Notes due 2025”, which is not limited in aggregate principal amount. The initial aggregate principal amount of the Senior Notes to be issued under this Fourteenth Supplemental Indenture shall be limited to $500,000,000. Any additional amounts of such series to be issued shall be set forth in a Company Order.

Section 2.2            Maturity. The stated maturity of principal for the Senior Notes will be October 1, 2025 (the “Stated Maturity Date”).

Section 2.3            Further Issues. The Company may at any time and from time to time, without notice to or the consent of the Holders of the Senior Notes, issue additional notes of such series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the Senior Notes (except, as applicable, for the issue date, the issue price, the initial interest payment date and corresponding record date and the date from which interest thereon will begin to accrue). Any such additional notes, together with the Senior Notes herein provided for, will constitute a single series of Securities under the Indenture; provided, that any such additional notes that are not fungible with the Senior Notes for U.S. Federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the Senior Notes.

Section 2.4            Form of Payment. Principal of, premium, if any, and interest on the Senior Notes shall be payable in U.S. dollars.

Section 2.5            Global Securities. Upon the original issuance, the Senior Notes will be represented by one or more Global Securities. The Company will deposit the Global Securities with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6            Interest. The Senior Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from October 4, 2022 at the rate of 5.678% per annum, payable semiannually in arrears. Interest on the Senior Notes will be payable on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing on April 1, 2023, to the Persons in whose names the Senior Notes are registered at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, preceding the relevant Interest Payment Date. Interest payable on each Interest Payment Date will include interest accrued from October 4, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Section 2.7            Reserved.

Section 2.8            Authorized Denominations. The Senior Notes shall be issuable in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Section 2.9            Redemption. The Senior Notes are subject to redemption at the option of the Company as set forth in the form of Senior Note attached hereto as Exhibit A.

Section 2.10          Limitation on Liens.

(a)           Except as otherwise provided in clauses (i) through (ix) below or in subsection (b) of this section, the Company shall not, and shall not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property of the Company or of any Restricted Subsidiary or upon any shares of stock or Debt issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without in any such case effectively providing that the Senior Notes together with, if the Company shall so determine, any other indebtedness of or guaranty by the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Senior Notes, shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such Debt shall be so secured; provided, however, that nothing in this Section 2.10 shall prevent, restrict or apply to (and there shall be excluded from secured Debt in any computation under this Section 2.10) Debt secured by:

(i)           Liens on property of, or shares of stock or Debt issued by, any Subsidiary existing at the time such Subsidiary becomes a Restricted Subsidiary; provided, that such Lien shall not have been incurred in connection with the transfer by the Company or a Restricted Subsidiary of a Principal Property to such Subsidiary unless the Company, within 180 days of the effective date of such transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the fair value, as determined by the Company’s Board of Directors, of such Principal Property at the time of such transfer, to the prepayment or retirement of Senior Notes or other Debt of the Company (other than Debt subordinated to the Senior Notes), or Debt of any Restricted Subsidiary (other than Debt owed to the Company or any Restricted Subsidiary), having a stated maturity (x) more than 12 months from the date of such application or (y) which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application;

(ii)          Liens on any property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary (including acquisition through merger or consolidation) or Liens to secure the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

(iii)         Liens on any property to secure all or any part of the cost of development, construction, alteration, repair or improvement of all or any portion of such property, or to secure Debt incurred prior to, at the time of, or within 180 days after, the completion of such development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost;

(iv)         Liens which secure Debt owed by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary so long as the Debt is held by the Company or a Restricted Subsidiary;

(v)          Liens securing indebtedness of a corporation or other Person which becomes a successor of the Company in accordance with the provisions of Section 6.04 of the Base Indenture and Section 2.12 hereof other than Debt incurred by such corporation or other Person in connection with a consolidation, merger or sale of assets in accordance with Section 6.04 of the Base Indenture and Section 2.12 hereof;

(vi)         Liens on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction, alteration, repair or improvement of the property subject to such Liens (including but not limited to Liens incurred in connection with pollution control, industrial revenue or similar financing), or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose;

(vii)         Liens securing Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by the Company or a Subsidiary, including any interest of the character commonly referred to as a “production payment”;

(viii)        Liens created or assumed by a Subsidiary on oil, gas, coal or other mineral property, owned or leased by a Subsidiary, to secure Debt of such Subsidiary for the purpose of developing such property, including any interest of the character commonly referred to as a “production payment”; provided, however, that neither the Company nor any Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof; and

(ix)          any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (viii), inclusive, or of any Debt secured thereby; provided, that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus any improvements and construction on such property), or to other property of the Company or its Restricted Subsidiaries not subject to the limitations of this Section 2.10, and shall secure no larger amount of Debt than that which had been so secured at the time of such extension, renewal or replacement (plus any premium or fee payable in connection therewith) and, in the case of clause (iv), that the Debt being secured thereby is being secured for the same type of Person as the Debt being replaced.

(b)           Notwithstanding the foregoing provisions of this Section 2.10, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Lien without equally and ratably securing the Senior Notes if at the time of such issuance, assumption or guarantee (the “Incurrence Time”) the aggregate amount of such Debt plus all other Debt of the Company and its Restricted Subsidiaries secured by Liens (other than Debt permitted to be secured under clauses (i) through (ix) above) which would otherwise be subject to the foregoing restrictions after giving effect to the retirement of any Debt which is concurrently being retired, plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by subsections (a) and (b) of Section 2.11) entered into after the date of this Fourteenth Supplemental Indenture and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied in accordance with subsection (c) of Section 2.11), does not exceed the greater of (i) $2.5 billion and (ii) 15% of Consolidated Net Tangible Assets; provided that to the extent the aggregate amount of any such Debt exceeds clause (ii) above but does not exceed clause (i), such incremental amount of Debt may only be Debt under the Credit Agreement.

Section 2.11          Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement after the date of this Fourteenth Supplemental Indenture with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing as lessee by the Company or a Restricted Subsidiary of any Principal Property (except a lease for a term not to exceed three years by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued and a lease which secures or relates to industrial revenue or pollution control bonds or similar financing), which was or is owned by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such Person, more than 180 days after the completion of construction and commencement of full operation of such property by the Company or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein called a “Sale and Leaseback Transaction”) unless:

(a)           the Company or such Restricted Subsidiary would, at the time of entering into such arrangement, be entitled pursuant to clauses (i) through (ix) of subsection (a) of Section 2.10, without equally and ratably securing the Senior Notes, to issue, assume or guarantee Debt secured by a Lien on such Principal Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(b)           the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of this Fourteenth Supplemental Indenture (other than such Sale and Leaseback Transactions as are permitted by subsection (a) or (c) of this Section 2.11), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (not including any such Debt secured by Liens described in clauses (i) through (ix) of subsection (a) of Section 2.10) which do not equally and ratably secure the Senior Notes, would not exceed 15% of Consolidated Net Tangible Assets; or

(c)           the Company, within 180 days after any such sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value, as determined by the Company’s Board of Directors, of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to either (or a combination of) (A) the prepayment or retirement of Senior Notes or other Debt of the Company (other than Debt subordinated to the Senior Notes), or Debt of any Restricted Subsidiary (other than Debt owed to the Company or any Restricted Subsidiary), or (B) the purchase, construction or development of other property used or useful in the business of the Company .

Notwithstanding the foregoing, where the Company or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the guarantee by the Company or any other Restricted Subsidiary of the lessee’s obligation thereunder.

Section 2.12          Merger, Consolidation and Sale of Assets. In addition to the covenants provided in Section 6.04 of the Base Indenture, the Company will not consolidate or merge with or into any other entity, or sell other than for cash or lease its assets substantially as an entirety to another entity, or purchase the assets of another entity substantially as an entirety, if, as a result of any such consolidation, merger, sale, lease or purchase, properties or assets of the Company would become subject to a lien which would not be permitted by the Indenture, unless the Company or such successor Person, as the case may be, takes such steps as are necessary to effectively secure the Senior Notes equally and ratably with (or prior to) all indebtedness secured thereby.

Section 2.13          Events of Default. The term “Event of Default” with respect to the Senior Notes shall mean only:

(a)           the failure of the Company to pay any installment of interest on the Senior Notes when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

(b)            the failure of the Company to pay the principal of (and premium, if any, on) the Senior Notes, when and as the same shall become payable, whether at maturity or by call for redemption;

(c)           the failure of the Company, subject to the provisions of Section 6.06 of the Base Indenture, to perform any covenants or agreements contained in the Indenture (other than a covenant or agreement which has been expressly included in the Indenture solely for the benefit of a series of Securities other than the Senior Notes and other than a covenant or agreement a default in the performance of which is specifically addressed elsewhere in this Section 2.13), which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Senior Notes then Outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder;

(d)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Subsidiary in an aggregate principal amount in excess of $200,000,000 whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, which continues for a period of 30 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Senior Notes then Outstanding, specifying such default, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder;

(e)            the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of substantially all the property of the Company or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(f)            the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company to the entry of an order for relief in an involuntary case under any such law, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or of substantially all the property of the Company or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any action; provided, however, that no event described in clause (c) or (d) above shall constitute an Event of Default hereunder until a Responsible Officer assigned to and working in the Trustee’s corporate trust department has actual knowledge thereof or until a written notice of any such event is received by the Trustee at the Corporate Trust Office, and such notice refers to the facts underlying such event, the Senior Notes generally, the Company and the Indenture.

Section 2.14         Appointment of Agents. The Trustee will initially be the Registrar and Paying Agent for the Senior Notes.

Section 2.15         Defeasance upon Deposit of Moneys or U.S. Government Obligations. At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Senior Notes on the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 6.04 of the Base Indenture and Sections 2.10, 2.11 and 2.12 with respect to the Senior Notes at any time after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied.

ARTICLE 3.

FORM OF NOTES

Section 3.1            Form of Senior Notes. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1            Original Issue of Senior Notes. The Senior Notes may, upon execution of this Fourteenth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Senior Notes as in such Company order provided.

ARTICLE 5.

MISCELLANEOUS

Section 5.1            Ratification of Indenture. The Base Indenture, as supplemented by this Fourteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourteenth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Fourteenth Supplemental Indenture apply solely with respect to the Senior Notes.

Section 5.2            Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourteenth Supplemental Indenture.

Section 5.3            Governing Law. This Fourteenth Supplemental Indenture and each Senior Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4            Separability. In case any provision in the Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5            Counterparts.

(a)           This Fourteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourteenth Supplemental Indenture and of signature pages by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Fourteenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourteenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Fourteenth Supplemental Indenture or any document to be signed in connection with this Fourteenth Supplemental Indenture, including authentication of the Senior Notes, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(b)           The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Fourteenth Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

EQT CORPORATION

By:	/s/ David M. Khani
	Name:	David M. Khani
	Title:	Chief Financial Officer

[Signature Page to Fourteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa H. Wyszomierski
	Name:	Teresa H. Wyszomierski
	Title:	Vice President

[Signature Page to Fourteenth Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF SECURITY]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 26884L AP4

EQT CORPORATION

5.678% SENIOR NOTE DUE 2025

No. R-[__]	$[__]

As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. EQT Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [__] dollars ($[__]), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on October 1, 2025 and to pay interest thereon (computed on the basis of a 360-day year consisting of twelve 30-day months) from October 4, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year, commencing April 1, 2023 at the rate of 5.678% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, preceding the relevant Interest Payment Date (the “Record Date”). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to the Holder of this Security (or one or more Predecessor Securities) not less than 10 days prior to such Special Record Date, all as more fully provided in the Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

October 4, 2022	EQT CORPORATION

By:
		Name:	David M. Khani
		Title:	Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: October 4, 2022

THE BANK OF NEW YORK MELLON

as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

Indenture. This Security is one of a duly authorized issue of securities of the Company, issued and to be issued in one or more series under an Indenture, dated as of March 18, 2008, between EQT Corporation (the “Company”), as successor, and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented and amended by a Second Supplemental Indenture, dated June 30, 2008, and by a Fourteenth Supplemental Indenture, dated October 4, 2022 (as so supplemented, herein called the “Indenture”), between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially in aggregate principal amount of $500,000,000.

Optional Redemption. The Senior Notes are subject to redemption at the Company’s option, at any time and from time to time prior to the Stated Maturity Date, in whole or in part.

If any of the Senior Notes are redeemed prior to the Par Call Date, the Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) will be equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, less (b) interest accrued on the Senior Notes to be redeemed to the Redemption Date, and (ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Senior Notes to be redeemed to, but excluding, the Redemption Date.

If any of the Senior Notes are redeemed on or after the Par Call Date, the Redemption Price will be 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

For purposes of determining the Redemption Price for the optional redemption of the Senior Notes, the following definitions are applicable:

“Par Call Date” means October 4, 2023.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (H.15) under the caption “U.S. government securities  — Treasury constant maturities — Nominal” (or any successor caption or heading) (H.15 TCM). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the Remaining Life); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Notice of any redemption will be mailed, or delivered electronically if such Senior Notes are held by any Depositary (including, without limitation, DTC) in accordance with such Depositary’s customary procedures, at least 15 days but not more than 60 days before the Redemption Date to each registered Holder of Senior Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Senior Notes or portions of the Senior Notes called for redemption. If fewer than all of the Senior Notes are to be redeemed, the particular Senior Notes or portions thereof will be selected for redemption from the Outstanding Senior Notes not previously called in accordance with applicable DTC procedures.

In the case of a partial redemption, selection of the Senior Notes for redemption will be made pro rata, by lot or by such other method as determined or chosen by DTC. No Senior Notes of a principal amount of $2,000 or less will be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount of such Senior Note to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion of such Senior Note will be issued in the name of the holder of the note upon surrender for cancellation of the original Senior Note. For so long as the Senior Notes are held by DTC (or another depositary), the redemption of such Senior Notes shall be done in accordance with the policies and procedures of the depositary.

Special Mandatory Redemption. If (x) the consummation of the Tug Hill and XcL Midstream Acquisition (as defined below) does not occur on or before June 30, 2023 (the “Outside Date”) or (y) the Company notifies the Trustee that the Company will not pursue the consummation of the Tug Hill and XcL Midstream Acquisition (the earlier of the date of delivery of such notice described in clause (y) and the Outside Date, the “Special Mandatory Redemption Trigger Date”), the Company will be required to redeem the Senior Notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).

In the event that the Company becomes obligated to redeem the Senior Notes pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which such Senior Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no later than the third Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of Senior Notes to be redeemed. The Trustee will then promptly mail, or deliver electronically if such Senior Notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered holder of Senior Notes to be redeemed at its registered address. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Senior Notes to be redeemed.

For purposes of the Special Mandatory Redemption provisions of the Senior Notes, the following definitions are applicable:

“Tug Hill and XcL Midstream Acquisition” means the acquisition of all of the issued and outstanding membership interests of each of THQ Appalachia I Midco, LLC, a Delaware limited liability company, and THQ-XcL Holdings I Midco, LLC, a Delaware limited liability company, by the Company or one or more of the Company’s Subsidiaries pursuant to the Tug Hill and XcL Midstream Purchase Agreement (as defined below).

“Tug Hill and XcL Midstream Purchase Agreement” means that certain Purchase Agreement, dated as of September 6, 2022, by and among THQ Appalachia I, LLC, a Delaware limited liability company (the “Tug Hill Upstream Seller”), THQ-XcL Holdings I, LLC, a Delaware limited liability company (the “XcL Midstream Seller” and, together with the Tug Hill Upstream Seller, the “Tug Hill and XcL Midstream Sellers”), and the subsidiaries of the Tug Hill and XcL Midstream Sellers named on the signature pages thereto, EQT Production Company, a Pennsylvania corporation, and the Company, as amended, supplemented, restated or otherwise modified from time to time.

Defaults and Remedies. If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Senior Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Denominations, Transfer and Exchange. The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of said State.

All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee

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